SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                      --------------------

                 Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]
                      --------------------


Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-12
                       --------------------


                      ALEXANDER & BALDWIN, INC.
         -------------------------------------------------
          (Name of Registrant as Specified in its Charter)

             ------------------------------------------
                (Name of Person(s) Filing Proxy Statement
                      if other than the Registrant)

                           --------------------


Payment of Filing Fee (Check the appropriate box):
-------------------------------------------------

[X] No fee required.
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                         --------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
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

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813



                                                           March 8, 2004

To the Shareholders of Alexander & Baldwin, Inc.:

         The 2004 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of the Topa Plaza, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 22, 2004 at 8:30 a.m. You are invited to attend the meeting, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 2003, and our future plans and expectations.

         Whether or not you now plan to attend the Annual Meeting, you are urged to sign, date and mail the enclosed proxy and return it in the enclosed envelope at your earliest convenience. Alternatively, A&B shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are set forth in the enclosed proxy.

         Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                    Sincerely,


                                    /s/ Allen Doane
                                    ALLEN DOANE
                                    President and Chief Executive Officer

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of the Topa Plaza, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 22, 2004, at 8:30 a.m., Honolulu time, for the following purposes:

         1. To elect nine directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2.       To ratify the appointment of auditors for the ensuing year;

         3. To approve an amendment to the Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan to authorize for issuance an additional 350,000 shares of A&B common stock and to increase the number of options granted annually to each non-employee director from 3,000 to 8,000; and

         4. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on February 19, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                                        By Order of the Board of Directors


                                        /s/ Alyson J. Nakamura
                                        ALYSON J. NAKAMURA
                                        Secretary


March 8, 2004

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813



                                 PROXY STATEMENT


GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 22, 2004 and at any adjournment or postponement thereof (the "Annual Meeting"). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting.

         Only shareholders of record at the close of business on February 19, 2004 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 42,373,576 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors, the ratification of the appointment of auditors and the approval of the amendment to the A&B 1998 Non-Employee Director Stock Option Plan ("1998 Plan"). Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the ratification of auditors and against the approval of the amendment to the 1998 Plan.

         Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries that are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $10,000 plus reasonable out-of-pocket expenses.

         This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 8, 2004.


ELECTION OF DIRECTORS

         Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

         Nominees. The nominees of the Board of Directors are the nine persons named below, all of whom, except Ms. Lau, are currently members of the Board of Directors. The Board has reviewed each of its nominees and has determined that all directors, with the exception of Mr. Doane, who is an executive officer of A&B, are independent under Nasdaq rules. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate. Under A&B's retirement policy for directors at age 72, Leo E. Denlea, Jr., who has served as a director since 1987, is retiring from the Board at the Annual Meeting. The Board and management of A&B thank Mr. Denlea for his years of service and valuable advice.

         The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.



                    PRINCIPAL OCCUPATION, INFORMATION AS TO
                    OTHER POSITIONS WITH A&B, AND OTHER                DIRECTOR
   NAME             DIRECTORSHIPS                                AGE    SINCE
   ----             ------------------------------------------   ---   --------

Michael J. Chun     President and Headmaster, The Kamehameha      60     1990
                    Schools, Kapalama Campus, Honolulu, Hawaii
                    (educational institution) since June 1988;
                    Director of Bank of Hawaii.

Allen Doane         President and Chief Executive Officer of      56     1998
                    A&B since October 1998; Chairman of
                    the Board of A&B's subsidiary, Matson
                    Navigation Company, Inc. ("Matson"), from
                    July 2002 to January 2004; Vice Chairman of the Board of Matson from January 2004 to present and from December 1998 to July 2002;
                    Executive Vice President of A&B from August
                    1998 to October 1998; Chief Executive
                    Officer of A&B's subsidiary, A&B-Hawaii,
                    Inc. ("ABHI"), from January 1997 to December
                    1999, when ABHI was merged into A&B;
                    President of ABHI from April 1995 to
                    December 1999; Director of BancWest
                    Corporation and its banking subsidiary,
                    First Hawaiian Bank.

Walter A. Dods,     Chairman of the Board and Chief Executive     62     1989
Jr.                 Officer of BancWest Corporation and its
                    subsidiary, First Hawaiian Bank, Honolulu,
                    Hawaii (banking) since September 1989;
                    Director of BancWest Corporation and its banking subsidiaries, First Hawaiian Bank and Bank of the West.

Charles G. King     President, and Dealer Principal, King         58     1989
                    Windward Nissan, Kaneohe, Oahu, Hawaii
                    (automobile dealership) since February
                    1999; Dealer Principal, King Auto Center,
                    Lihue, Kauai, Hawaii (automobile dealership) since October 1995.

Constance H. Lau    President, Chief Executive Officer and        51      --
                    Director of American Savings Bank,
                    F.S.B. ("ASB"), Honolulu, Hawaii
                    (banking) since June 2001; Chief
                    Operating Officer and Senior Vice
                    President of ASB from December 1999 to
                    June 2001; Director of Hawaiian Electric
                    Industries, Inc.

Carson R.           Managing Director, The Corporate              71     1971
McKissick           Development Company, Los Angeles,
                    California (financial advisory services) since July 1991.

Maryanna G. Shaw    Private investor.                             65     1980

Charles M.          Managing Director, Trust Company of the       71     1972
Stockholm           West, San Francisco, California
                    (investment management services) since
                    June 1986; Chairman of the Board of A&B
                    since August 1999; Chairman of the Board of Matson from January 2004 to present and from August 1999 to July 2002; Vice
                    Chairman of the Board of Matson from
                    July 2002 to January 2004; Chairman of
                    the Board of ABHI from August 1999 to
                    December 1999, when ABHI was merged into A&B.

Jeffrey N.          Managing Partner, Watanabe Ing Kawashima &    61     2003
Watanabe            Komeiji LLP, Honolulu, Hawaii
                    (attorneys at law) since 1990; Director of Hawaiian Electric Industries, Inc.

         The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

         Shareholders should note that separate procedures have been established for shareholders to submit director candidates for consideration by the Nominating and Corporate Governance Committee. These procedures are described below under the subsection "Nominating Committee Processes."


CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

         Board of Directors and Committees of the Board. The Board of Directors held ten meetings during 2003. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, and a Nominating and Corporate Governance Committee.

         The current members of the Audit Committee, which held six meetings during 2003, are Mr. McKissick, Chairman, Ms. Shaw and Messrs. Dods and Watanabe, each of whom is an independent director under the applicable Nasdaq listing standards. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, a copy of which is attached as an appendix to this Proxy Statement, and are summarized in the Audit Committee Report which appears in this Proxy Statement.

         The current members of the Compensation and Stock Option Committee (the "Compensation Committee"), which held five meetings during 2003, are Mr. Denlea, Chairman (who is retiring from the Board of Directors), and Messrs. Chun, King and Stockholm, each of whom is an independent director under the applicable Nasdaq listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans. The Compensation Committee also determines the compensation for A&B's Chief Executive Officer.

         The current members of the Nominating and Corporate Governance Committee (the "Nominating Committee"), which held six meetings in 2003, are Mr. Stockholm, Chairman, and Messrs. Dods and McKissick, each of whom is an independent director under the applicable Nasdaq listing standards. The functions of the Nominating Committee include the following:

                o identifying and recommending to the Board individuals qualified to serve as directors of A&B;

                o recommending to the Board the size of committees of the Board and monitoring the functioning of the committees of the Board;

                o advising the Board with respect to matters of Board composition and procedures;

                o reviewing corporate governance principles applicable to A&B and considering other corporate governance issues that arise from time to time;

                o  overseeing the annual evaluation of the Board; and

                o evaluating its performance under the Nominating Committee Charter.

         The Nominating Committee is governed by a charter, a current copy of which is available on A&B's corporate website at www.alexanderbaldwin.com.

         Nominating Committee Processes. The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

                o The name of the shareholder and evidence of the person's ownership of A&B stock, including the number of shares owned and the length of time of ownership; and

                o The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of A&B and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

         The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, HI 96813 and must be received by the Corporate Secretary not less than 120 days before the date of A&B's Proxy Statement released to shareholders in connection with the previous year's annual meeting.

         The Nominating Committee believes that the minimum qualifications for serving as a director of A&B are that a nominee demonstrate high ethical standards, commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director's duties. The Nominating Committee is also authorized to consider such other factors that it deems to be in the best interests of A&B and its shareholders.

         The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. The Nominating Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Committee also will consider candidates recommended by shareholders.

         Once a person has been identified by the Nominating Committee as a potential candidate, the Committee collects and reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Nominating Committee may request information from the candidate, review the person's accomplishments and qualifications, and conduct interviews with the candidate. The Nominating Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

         A&B paid a fee to a third-party search firm to assist in identifying and evaluating candidates for nomination as directors at this Annual Meeting. The search firm provided information on potential candidates, assisted in background reviews and performed other functions in connection with assisting the Nominating Committee in identifying and evaluating potential director candidates. Ms. Lau, who has been nominated by the Board for election as a director, was recommended to the Nominating Committee by a non-management director.

         Compensation of Directors. Through August 31, 2003, directors who were not employees of A&B (outside directors) received an annual cash retainer of $18,000 and an additional $3,500 if also serving as Chairperson of a Board committee. Also through August 31, 2003, outside directors received an attendance fee of $1,000 per Board meeting and, in addition, attendance fees of $800 and $700 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. Effective as of September 1, 2003, outside directors received an annual cash retainer of $27,000 and an additional $7,500 if also serving as Chairperson of the Compensation Committee or the Nominating Committee, and an additional $10,000 if serving as Chairperson of the Audit Committee. Also effective as of September 1, 2003, outside directors received an attendance fee of $1,200 per Board meeting and, in addition, attendance fees of $1,200 and $1,000 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. The annual cash retainer fee amounts referred to above were prorated for the portion of 2003 during which such amounts were in effect. Pursuant to an agreement with A&B, Mr. Stockholm, A&B's non-executive Chairman of the Board, has received an additional annual retainer of $150,000 since 1999. In 2004, Mr. Stockholm also received a discretionary cash bonus in the amount of $75,000 for services rendered in 2003. All directors of A&B served as directors of A&B's Matson subsidiary and, in such capacities, outside directors received attendance fees of $1,000 per Matson Board meeting. Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement or until such earlier date as they may select. No directors have deferred such fees. In addition to the annual cash retainer and meeting fees, each individual who served as an outside director during 2003 received an annual stock retainer of 300 shares of A&B common stock (or a portion thereof, if the director served for less than a full year). Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

         Under the current terms of the 1998 Plan, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as an outside director of A&B. A proposal to amend the 1998 Plan includes a proposed increase in the number of options granted annually to each non-employee director from 3,000 to 8,000 options. The option price per share is the fair market value of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable in three equal annual installments, beginning one year after the grant date. At the 2003 Annual Meeting, held on April 24, 2003, options to purchase 3,000 shares of A&B common stock, at an exercise price of $26.525 per share, were granted to each of the outside directors under the 1998 Plan.

         A&B maintains life insurance, personal excess liability insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its outside directors. In addition, the outside directors are reimbursed for their estimated income tax liability by reason of A&B's payments for the cost of life insurance, personal excess liability insurance, and medical and dental benefits. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. The personal excess liability insurance program affords coverage of $10 million for the outside directors ($20 million for the Chairman of the Board). Under the retirement plan, a director who has five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years. In addition, a director who has ten or more years of service may elect certain post-retirement health care insurance benefits. Directors also may participate in the Company's matching gifts program, in which the Company matches contributions to qualified charitable organizations up to a certain dollar amount.

         Shareholder Communications with Directors. The Board has a process to receive communications from shareholders. Shareholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, correspondence should be addressed to the Board of Directors or any one or more individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o A&B Law Department" at A&B's headquarters at 822 Bishop Street, Honolulu, Hawaii 96813.

         In addition, it is A&B policy that directors are invited and strongly encouraged to attend the Annual Meeting of Shareholders. All nine members of the Board of Directors in 2003 were in attendance at the 2003 Annual Meeting.


SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

         The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 19, 2004, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

      Name and Address                          Amount of            Percent of
      of Beneficial Owner                  Beneficial Ownership        Class
      -------------------                  --------------------        -----

      BancWest Corporation (a)                 2,207,188 (b)            5.2
      999 Bishop Street
      Honolulu, Hawaii  96813

      FMR Corp.                                2,989,175 (c)            7.1
      82 Devonshire
      Boston, Massachusetts  02109

      The Harry and Jeanette Weinberg          2,153,027 (d)            5.1
         Foundation, Incorporated
      7 Park Center Court
      Owings Mills, Maryland  21117

--------------------

(a) For additional information concerning relationships and transactions between A&B and BancWest Corporation, please see "Security Ownership of Directors and Executive Officers" and "Certain Relationships and Transactions" below.

(b) As reported in Amendment No. 4 to Schedule 13G dated January 16, 2004 (the "BancWest 13G") filed with the Securities and Exchange Commission ("SEC"). According to the BancWest 13G, BancWest Corporation has sole voting power over 405,208 shares, shared voting power over 1,801,980 shares, sole dispositive power over 1,230,808 shares, and shared dispositive power over 976,380 shares.

(c) As reported in Amendment No. 1 to Schedule 13G dated February 16, 2004 (the "FMR 13G") filed with the SEC. According to the FMR 13G, FMR Corp., through its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, and an affiliate of FMR Corp., Fidelity International Limited, have, in the aggregate, sole voting power over 1,968,022 shares, sole dispositive power over all 2,989,175 shares, and do not have shared voting or dispositive power over any shares.

(d) As reported in Amendment No. 1 to Schedule 13G dated February 5, 2004 (the "Foundation 13G") filed by The Harry and Jeanette Weinberg Foundation, Incorporated (the "Foundation") with the SEC. According to the Foundation 13G, the Foundation has sole dispositive and voting power over 2,046,478 shares and shared dispositive and voting power over 106,549 shares.


CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

         Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 26, 2004 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.


         Name or Number                   Amount of Beneficial       Percent of
            in Group                      Ownership (a)(b)(c)          Class
            --------                      -------------------          -----

         Michael J. Chun                          28,742                 --
         Leo E. Denlea, Jr.                        9,100                 --
         Allen Doane                             543,496                1.3
         Walter A. Dods, Jr.                      30,193                 --
         Charles G. King                          33,585                 --
         Constance H. Lau                            200                 --
         Carson R. McKissick                      30,000                 --
         C. Bradley Mulholland                   307,030                0.7
         Maryanna G. Shaw                        393,815                0.9
         Charles M. Stockholm                     24,971                 --
         Jeffrey N. Watanabe                       1,206                 --
         James S. Andrasick                      160,690                0.4
         Matthew J. Cox                           12,333                 --
         Stanley M. Kuriyama                     156,567                0.4
         22 Directors, Nominees
             and Executive Officers
             as a Group                        2,069,534                4.7
--------------------

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows: Mr. McKissick - 600; in addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: BancWest Corporation - 2,207,188 shares, Bank of Hawaii - 507,149 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows: Mr. Chun - 3,125 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Ms. Lau - 200 shares, Mr. Mulholland - 32,153 shares, Ms. Shaw - 19,515 shares, and directors, nominees and executive officers as a group - 60,561 shares, and (ii) sole voting power only, as follows: Mr. Mulholland - 2,749 shares and directors, nominees and executive officers as a group - 6,794 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 7, 2004 through the exercise of stock options, as follows: Mr. Doane - 450,633, Mr. Mulholland - 172,515, Mr. Andrasick - 118,665, Mr. Cox - 10,333, Mr. Kuriyama - 106,099, Ms. Shaw and Messrs. Chun, Dods, King and McKissick - 24,000 each, Mr. Denlea - 3,000, Mr. Stockholm - 15,000, Mr. Watanabe - 1,000, and directors, nominees and executive officers as a group - 1,249,843.

         Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. A&B believes that during fiscal 2003, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis.

         Certain Relationships and Transactions. Walter A. Dods, Jr., a director of A&B, is Chairman of the Board and Chief Executive Officer of BancWest Corporation, and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

         First Hawaiian Bank (i) has a 24.32 percent participation in and is agent for A&B's $185,000,000 revolving credit and term loan agreement, under which no amount was outstanding at February 19, 2004, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($22,500,000 was outstanding at February 19, 2004), when combined with First Hawaiian Bank's share of amounts drawn under the previously described $185,000,000 revolving credit and term loan agreement, may not exceed $70,000,000, (iii) has a $25,000,000 revolving credit facility with Matson to support the issuance of commercial paper, under which no amount was outstanding at February 19, 2004,
(iv) has a 19.23 percent participation in a $130,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that had a total outstanding balance of $12,000,000 at February 19, 2004, and for which a $2,500,000 loan guarantee and a limited guarantee equal to the lesser of $15,000,000 or 15.5 percent of the outstanding loan balance were executed by an A&B subsidiary, (v) has issued letters of credit, totaling $11,364,000 as of February 19, 2004, on behalf of Matson for insurance security purposes, (vi) has issued letters of credit totaling $564,000, as of February 19, 2004, on behalf of a real estate subsidiary and A&B's agricultural operations in connection with a real estate development and mill operations, (vii) has three vehicle leases with Matson, totaling $69,000 as of February 19, 2004, (viii) is a commercial tenant in certain properties owned by A&B or its subsidiaries, under leases with terms expiring from May 2007 to July 2012, with an aggregate rental obligation of $1,378,500, with certain rental payments subject to renegotiation from time to time, and (ix) acts as custodian of $276,600,000 in assets for A&B's pension plan as of February 11, 2004.

         Mr. Dods, who, as noted above, is a director of A&B, has entered into an agreement to purchase two residential units at market prices in a project being developed by a limited liability company in which a subsidiary of A&B is a member, for an aggregate purchase price of $1,950,000.

         Charles G. King, a director of A&B, owns a 6.1 percent interest, and Mr. King's brother owns a 65 percent interest, in a corporation which has entered into a five-year commercial lease (with one five-year renewal option) at market rates with a subsidiary of A&B. The aggregate rental obligation under the five-year lease term is $974,100.

         Constance H. Lau, a nominee standing for election to A&B's Board of Directors, is a director of Hawaiian Electric Industries, Inc. and President, Chief Executive Officer and a director of its subsidiary, American Savings Bank, F.S.B.

         American Savings Bank (i) has a 5.41 percent participation in A&B's $185,000,000 revolving credit and term loan agreement under which no amounts were outstanding at February 19, 2004, (ii) has a 19.23 percent participation in a $130,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that had a total outstanding balance of $12,000,000 at February 19, 2004, and for which a $2,500,000 loan guarantee and a limited guarantee equal to the lesser of $15,000,000 or 15.5 percent of the outstanding loan balance were executed by an A&B subsidiary, (iii) is a commercial tenant in certain properties owned by A&B or its subsidiaries, under leases with terms expiring from May 2006 to December 2017, with an aggregate rental obligation from and after January 1, 2004 of $1,122,954, and (iv) is a holdover licensee in A&B's Maui Mall Shopping Center, with a month-to-month license for a monthly rent of $1,282.20 per month. A&B also has four certificates of deposit with American Savings Bank that total $88,538 and which have maturities of less than six months.

         Ms. Lau's spouse is the Vice Chairman, Chief Executive Officer and Director of Finance Factors, Ltd., a Hawaii-based financial institution. Finance Factors has two commercial leases with A&B, with terms expiring in November 2007, with aggregate rents from and after January 1, 2004 of approximately $235,114. In addition, Ms. Lau's brother-in-law is a partner in a law firm that is a commercial tenant in an office building owned by a subsidiary of A&B, with a term expiring in December 2006 and with an aggregate rent from and after January 1, 2004 of approximately $511,290.

         The spouse of Nelson N. S. Chun, Vice President and General Counsel of A&B, is a partner in a law firm that performed legal services for A&B in 2003 for fees in the amount of $123,200.

         Code of Ethics. The Company has adopted a Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and Controller (the "Code"). A copy of the Code is posted on the Company's website, www.alexanderbaldwin.com. The Company intends to satisfy any disclosure requirements under Item 10 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code by posting such information on its website.


EXECUTIVE COMPENSATION

         Summary of Cash and Other Compensation. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers. As used in this Proxy Statement, "named executive officers" means all persons identified in the Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE


                                                                                        Long-Term Compensation
                                                                                        ----------------------
                                              Annual Compensation                      Awards            Payouts
                                       --------------------------------    --------------------------    -------
       (a)                     (b)       (c)         (d)          (e)         (f)           (g)            (h)           (i)
                                                                 Other
                                                                 Annual    Restricted     Securities                      All
                                                                Compen-      Stock        Underlying       LTIP          Other
     Name and                                                    sation      Awards      Options/SARs    Payouts        Compen-
Principal Position             Year    Salary($)  Bonus($)(5)    ($)(7)      ($)(8)          (#)          ($)(9)      sation($)(11)
------------------             ----    ---------  -----------    ------      ------      ------------    -------      -------------
Allen Doane                    2003    690,000    400,039(6)      2,135      599,961        85,000       250,000          34,500
President and Chief            2002    665,000    587,400         2,252      187,808        75,000       125,263(10)      29,925
Executive Officer of A&B,      2001    650,000    296,287(6)      2,501      319,460        93,500       342,753(10)      32,500
Vice Chairman of Matson (1)

C. Bradley Mulholland          2003    523,000    257,908(6)        960      419,068        20,000        21,654(10)     902,143
Former Executive Vice          2002    523,000    138,212(6)      1,250      207,286        33,500        80,407          23,535
President of A&B, Vice         2001    520,347     58,268(6)      1,182       87,357        51,000       250,500          26,017
Chairman of Matson (2)

James S. Andrasick             2003    380,167    312,012(6)    315,983      546,283        40,000        52,323(10)      19,008
Executive Vice President       2002    322,500    330,243(6)        738      231,549        32,000        39,221(10)      14,513
of A&B, President and CEO      2001    291,000     86,215(6)        480      129,285        44,000             0           8,821
of Matson (3)

Matthew J. Cox                 2003    264,216    177,120           480            0        16,000         6,150          13,211
Senior Vice President and      2002    246,154    108,580           524            0        10,000             0           6,508
Chief Financial Officer of     2001    180,404     43,400           247            0         5,000             0               0
Matson (4)

Stanley M. Kuriyama            2003    248,100    150,002(6)        466      303,400        25,000        52,276(10)      12,405
Vice President of A&B, Vice    2002    239,425     75,630(6)        510      174,676        22,000        40,841(10)      10,774
Chairman and Chief Executive   2001    235,000     67,152(6)        480      207,652        28,000        71,321(10)      11,750
Officer of A&B Properties,
Inc.


(1) Mr. Doane served as Chairman of Matson from July 1, 2002 to January 21, 2004 and, effective January 22, 2004, he was appointed Vice Chairman of Matson, at which time Mr. Stockholm, Chairman of A&B, was appointed Chairman of Matson.

(2) Mr. Mulholland was appointed Vice Chairman of Matson, effective July 1, 2002 and retired, effective January 1, 2004. He had been President and Chief Executive Officer of Matson from prior to January 1, 2000 to July 2002.

(3) Mr. Andrasick became an executive officer of A&B effective June 2000, as Senior Vice President, Chief Financial Officer and Treasurer. He was appointed Executive Vice President of A&B effective April 25, 2002, and was appointed President and Chief Executive Officer of Matson, effective July 1, 2002. He ceased to serve as Chief Financial Officer and Treasurer, effective February 9, 2004.

(4) Mr. Cox was appointed Senior Vice President and Chief Financial Officer of Matson effective June 28, 2001.

(5) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan"), except as set forth in note (6).

(6) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f). In the case of Mr. Andrasick in 2002 and 2003, the amount also includes a bonus of $215,000 and $130,000, respectively, in recognition of his additional responsibilities in 2002 and 2003 as President and Chief Executive Officer of Matson.

(7) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance. In the case of Mr. Andrasick in 2003, such amount also includes payments of (i) $100,000 in consideration of his relocation from Honolulu, Hawaii to San Francisco, California to serve as President and Chief Executive Officer of Matson, (ii) $123,373 in reimbursement for temporary living and other costs incurred in connection with his relocation and
       (iii) $91,170 in reimbursement for taxes associated with the payments made in (ii).

(8) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in restricted stock, (ii) the dollar amount of A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in restricted stock, and (iii) additional restricted stock awarded, in the discretion of the Compensation Committee, in an amount equal to 50% of the dollar amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. As of December 31, 2003, the number and value (based upon a $33.75 per share closing price of A&B's common stock on December 31, 2003) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 32,313 shares ($1,090,564); Mr. Mulholland - 22,456 shares ($757,890); Mr. Andrasick -
       17,355 shares ($585,731); Mr. Cox - 0 shares ($0); and Mr. Kuriyama - 19,314 shares ($651,848). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally. The restrictions on Mr. Mulholland's shares were removed effective January 1, 2004 upon his retirement and shares issued during 2004 were not restricted.

(9) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(10) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(11) "All Other Compensation" for 2003 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan ($10,000 each for Messrs. Doane, Mulholland, Andrasick, Cox and Kuriyama); (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Compensation Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $24,500, Mr. Mulholland - $16,150, Mr. Andrasick - $9,008, Mr. Cox - $3,211, and Mr. Kuriyama - $2,405); and (iii) in the case of Mr. Mulholland in 2003, it includes the payment of $614,493 in accrued vacation pay in accordance with policy and $261,500 paid in connection with his retirement from various positions at A&B and Matson.

         Option Grants. The following table contains information concerning the grant of stock options under A&B's 1998 Stock Option/Stock Incentive Plan during 2003 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                            Grant Date
                        Options/SARs      Employees        Price                            Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)     Expiration Date        ($)(b)
   ----                 ------------   ----------------   ---------     ---------------     -------------

Allen Doane             85,000(a)           19.96%          26.005      January 21, 2013       365,500

C. Bradley Mulholland   20,000(a)            4.70%          26.005      January 21, 2013        86,000

James S. Andrasick      40,000(a)            9.39%          26.005      January 21, 2013       172,000

Matthew J. Cox          16,000(a)            3.76%          26.005      January 21, 2013        68,800

Stanley M. Kuriyama     25,000(a)            5.87%          26.005      January 21, 2013       107,500


(a) Options granted on January 22, 2003 under the 1998 Stock Option/Stock Incentive Plan ("1998 Stock Option Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options become exercisable in three annual installments beginning one year after the date of grant. No stock appreciation rights were granted with these options. Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1998 Stock Option Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant.

(b) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 24.4%, (ii) the expected exercise of options in 5.23 years, (iii) a risk-free rate of return of 3.25%, (iv) a discount of 4.86% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 2.67%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

         Option Exercises and Fiscal Year-End Holdings. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 2003 fiscal year and the value realized in connection with such exercise, and (ii) the number and value of unexercised options held as of December 31, 2003.

                                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                              AND FY-END OPTION/SAR VALUES


                                                                        Number of Securities             Value of Unexercised
                                                                       Underlying Unexercised                In-the-Money
                                                                           Options/SARs At                   Options/SARs
                                                                             FY-End (#)                    At FY-End ($)(d)
                                   Shares                            --------------------------          ------------------
                                  Acquired            Value
             Name              on Exercise(#)      Realized ($)    Exercisable      Unexercisable   Exercisable      Unexercisable
             ----              --------------      ------------    -----------      -------------   -----------      -------------


Allen Doane                        25,000             127,500 (a)     366,132          166,168        3,746,296        1,241,644


C. Bradley Mulholland             180,483           1,043,626 (b)     137,683           59,334        1,398,588          427,503


James S. Andrasick                      0                   0          79,998           76,002          666,807          567,743


Matthew J. Cox                     15,000              72,850 (c)           0           31,000                0          258,310


Stanley M. Kuriyama                22,300             130,890 (a)      81,099           49,001          770,135          365,856



(a) Based on the highest sales price of A&B common stock on the date of exercise minus the exercise price.

(b) Based on either (i) the mean between the highest and lowest sales price of A&B common stock on the date of exercise or (ii) the highest sales price of A&B common stock on date of exercise, minus the exercise price.

(c) Based on the mean between the highest and lowest sales price of A&B common stock on the date of exercise, minus the exercise price.

(d) Based on the mean of the highest and lowest sales price of A&B common stock on December 31, 2003 ($34.06 per share), minus the exercise price.

         Long-Term Incentive Plans. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 2003 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 2004 and ending 2006. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation Committee, with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole and for each major operating unit. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels and return on invested capital for A&B set by the Compensation Committee in advance of each plan cycle, and if such minimum levels are not reached, the aggregate awards to participants are reduced proportionately. The Compensation Committee retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the major operating unit, or the individual. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. Alternatively, participants may defer all or a portion of such awards. Cash amounts earned under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year for which those amounts are earned, under column (h).


                             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                           Estimated Future Payouts Under
                                                                           Non-Stock Price-Based Plans (2)
                                       Performance or Other      ----------------------------------------------------
                                       Period Until Matura-
               Name                     tion or Payout (1)       Threshold ($)         Target ($)         Maximum ($)
               ----                     ------------------       -------------         ----------         -----------

     Allen Doane                        December 31, 2006            207,000            414,000            828,000


     C. Bradley Mulholland              December 31, 2006                  0                  0                  0


     James S. Andrasick                 December 31, 2006             99,000            198,000            396,000


     Matthew J. Cox                     December 31, 2006             31,896             63,742            127,584


     Stanley M. Kuriyama                December 31, 2006             46,519             93,038            186,076


--------------------

(1)  Performance period beginning January 1, 2004 and ending December 31, 2006.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards in restricted shares of A&B common stock, the Compensation Committee may, in its sole discretion, award additional shares of A&B common stock under the A&B Restricted Stock Bonus Plan, valued at up to 50% of the amount of the awards elected to be taken in stock. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert all or a portion of the deferred amount into common stock-equivalent units, the Compensation Committee may, in its sole discretion, award additional common stock-equivalent units of up to 50% of the number of such units into which the deferred award is initially converted.

         Retirement Plans. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Compensation Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.



                                           PENSION PLAN TABLE

                                                           Years of Service
                                                           ----------------
Remuneration              15               20              25              30               35              40
------------              --               --              --              --               --              --
    $ 200,000          $ 52,723         $ 70,297       $  87,872       $  96,659          $105,446       $114,233
      300,000            80,473          107,297         134,122         147,534           160,946        174,358
      400,000           108,223          144,297         180,372         198,409           216,446        234,483
      500,000           135,973          181,297         226,622         249,284           271,946        294,608
      600,000           163,723          218,297         272,872         300,159           327,446        354,733
      700,000           191,473          255,297         319,122         351,034           382,946        414,858
      800,000           219,223          292,297         365,372         401,909           438,446        474,983
      900,000           246,973          329,297         411,622         452,784           493,946        535,108
    1,000,000           274,723          366,297         457,872         503,659           549,446        595,233
    1,100,000           302,473          403,297         504,122         554,534           604,946        655,358
    1,200,000           330,223          440,297         550,372         605,409           660,446        715,483
    1,300,000           357,973          477,297         596,622         656,284           715,946        775,608
    1,400,000           385,723          514,297         642,872         707,159           771,446        835,733
    1,500,000           413,473          551,297         689,122         758,034           826,946        895,858
    1,600,000           441,223          588,297         735,372         808,909           882,446        955,983
    1,700,000           468,973          625,297         781,622         859,784           937,946      1,016,108

         Retirement benefits are based on participants' average monthly compensation in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 2004 for the named executive officers are: Mr. Doane - 12.9, Mr. Mulholland - 38.6, Mr. Andrasick - 3.8, Mr. Cox - 2.8 and Mr. Kuriyama - 12.1.

         In addition, Messrs. Doane and Mulholland participate in the A&B Executive Survivor/Retirement Benefit Plan ("Executive Survivor Plan"). The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or (ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

         Severance Agreements. A&B currently has severance agreements (the "Severance Agreements") with Messrs. Doane, Andrasick, Cox and Kuriyama in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with three other employees, including one other executive officer. Each Severance Agreement has an initial two-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump-sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then-current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee directs the management of A&B's executive compensation program. The Compensation Committee is composed entirely of independent Board members, and is assisted by an international management consulting firm that advises the Compensation Committee on compensation matters.

Compensation Philosophy

         The Compensation Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B shareholders and on the executive officers' individual performances. For 2003, approximately 67 percent of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

         An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, when warranted by company, business unit and individual performance, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. In light of the fact that achievement of above-average compensation is tied to corporate, business unit and individual performance, there is no assurance that this level of compensation will be achieved.

         Comparative data is provided by the Compensation Committee's independent compensation consultant and is based on national compensation survey data from approximately 450 organizational operating units, controlled for size and complexity. This survey data includes seven of the companies (other than A&B) included in the Dow Jones US Industrial Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones US Industrial Transportation Index.

         Consistent with the foregoing compensation objectives, the Compensation Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee nevertheless will consider the deductibility of executive compensation as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

         In accordance with the Compensation Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), (iii) annual incentive compensation pursuant to the Annual Incentive Plan ("Annual Incentive Plan"), and (iv) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan"), which applies to selected executive officers, and the 1998 Stock Option/Stock Incentive Plan ("1998 Stock Option Plan"), which includes executive officers and other senior managers.

Base Salary

         Adjustments to base salary, if any, are considered annually by the Compensation Committee. The Compensation Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Compensation Committee considers the executive officer's performance in the past year, the previously-described survey data pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the selected diversified group of companies, but does not consider any specific corporate performance factor. For 2003, the base salaries of the Chief Executive Officer and executive officers as a group were set between the 25th and 75th percentile. There were three exceptions: two, including a named executive officer who has retired, were above the 75th percentile and one was below the 25th percentile.

Annual Incentives

         The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Compensation Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 20 percent-60 percent of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2003 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65 percent) and return on adjusted net assets (35 percent). The relevant corporate performance factors and their relative weights are determined annually by the Compensation Committee, and therefore are subject to change for future plan cycles.

         The Annual Incentive Plan provides performance-based incentives to four groups of key employees, including executives, at the A&B corporate level or one of three strategic business units. Those individuals who are eligible under the One-Year Plan will not be eligible to participate in the Annual Incentive Plan. In determining the size of an incentive award, the Compensation Committee will consider both corporate performance and individual performance. Corporate performance will be measured, in the case of an executive at the A&B corporate level, by the performance of A&B as a whole, and, in the case of an executive located at one of the strategic business units, by the performance of the applicable operating unit or units.

         Under either incentive Plan, at the beginning of each one-year plan cycle, the goals for corporate performance factors, as well as the goals for the specific business units to which the executives are assigned and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals under the applicable plan. Aggregate awards are limited by whether A&B or the business unit meets certain levels of performance set by the Compensation Committee in advance of each plan cycle. The Compensation Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

Long-Term Incentives

         The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and a limited number of other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and unit performance over a three-year performance cycle. Corporate performance counts toward 20 percent-100 percent of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2001-2003 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65 percent) and return on adjusted net assets (35 percent). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined at the beginning of each plan cycle by the Compensation Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, revenue, cost reduction, gross margin, and cost of crops.

         Stock option and/or restricted stock grants under the 1998 Stock Option Plan are considered annually by the Compensation Committee. Such grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options and/or restricted stock are granted in the discretion of the Compensation Committee. In determining the size of an award to an executive officer, the Compensation Committee considers, among other things, the shares covered by the award as a reflection of the executive officer's current and expected future contributions to A&B. In determining the size of awards, the Compensation Committee does not consider amounts of awards outstanding, but does consider the size of previously-granted awards and the aggregate size of current awards.

Chief Executive Officer Compensation

         For 2003, the Compensation Committee approved a base salary increase for the Chief Executive Officer, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the selected diversified group of companies. In this regard, the Compensation Committee's objective was to maintain a competitive base salary, which was set to correspond to a level slightly above the median of base salaries in the selected diversified group of companies. Mr. Doane received an award under the Three-Year Plan for the 2001-2003 performance cycle that was between threshold and target. Mr. Doane's award under the One-Year Plan for 2003 was slightly less than the exceptional standard under the Plan, and the amount of the award was determined on the basis of the performance of A&B and Mr. Doane for the Plan year. Mr. Doane also received a stock option grant totaling 85,000 shares in 2003. That grant was based on an overall review of corporate performance in 2002, without focus on any specific corporate performance measure, and an assessment of Mr. Doane's current and expected contributions to A&B.

         The foregoing report is submitted by Mr. Denlea (Chairman), and Messrs. Chun, King and Stockholm.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2003, the members of the Compensation Committee were Mr. Denlea, Chairman, and Messrs. Chun, King and Stockholm. Mr. Stockholm serves as non-executive Chairman of the Boards of A&B and, since January 22, 2004, of Matson. As set forth above under the subsection "Certain Relationships and Transactions," Mr. King owns a 6.1 percent interest, and his brother owns a 65 percent interest, in a corporation which has entered into a commercial lease with a subsidiary of A&B.


AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors is composed of four directors, all of whom have been determined to be independent pursuant to the requirements of Nasdaq. Messrs. Dods and McKissick have been determined by the Board of Directors to be audit committee financial experts under the rules of the SEC. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

         The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B's independent auditors, the results of the year-end audit of A&B, including the auditors' report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B's audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, has discussed and reviewed the results of the independent auditors' examination of the financial statements.

         The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

         In compliance with applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent auditor in order to assure that such services do not impair the auditor's independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B's audited consolidated financial statements be included in A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as independent auditors.

         The foregoing report is submitted by Mr. McKissick (Chairman), Ms. Shaw and Messrs. Dods and Watanabe.


SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones US Industrial Transportation Index (formerly known as the Dow Jones Transportation Index). The Dow Jones US Industrial Transportation Index is a published index, which includes A&B. For illustrative purposes, A&B again has chosen to display the Dow Jones US Real Estate Investment Index in the comparison.

[CHART]


* $100 INVESTED ON DECEMBER 31, 1998 IN ALEXANDER & BALDWIN, INC. COMMON STOCK, THE S&P 500 STOCK INDEX, THE DJ US INDUSTRIAL TRANSPORTATION INDEX, AND THE DJ US REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.



                                           1998        1999        2000        2001       2002        2003
                                           ----        ----        ----        ----       ----        ----

     Alexander & Baldwin, Inc.              100         102         122         129        129         174
     S&P Composite - 500                    100         121         110          97         76          97
     DJ US Industrial Transportation        100          92          97         110        112         145
     DJ US Real Estate                      100          95         121         135        140         192


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         For the years ended December 31, 2003 and 2002, professional services were performed by Deloitte & Touche LLP (including consolidated affiliates) as follows:

         Audit Fees. The aggregate fees billed for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2003 and 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $626,220 and $614,988, respectively.

         Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2003 and 2002 were $147,447 and $76,222, respectively. These fees related to audits of employee benefit plans and research and consultation on joint ventures, leases and derivatives, the Sarbanes-Oxley Act, capitalizing dry docking, inventory, investments, acquisitions, revenue recognition and certification of a vessel for the fiscal year ended December 31, 2003 and to audits of employee benefit plans and research and consultation on joint ventures, consolidation requirements, proposed acquisitions, accounting for stock options, tenant leases and review of SEC documents for the fiscal year ended December 31, 2002.

         Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2003 and 2002 were $17,398 and $25,713, respectively. These fees relate to income tax services for an individual and an estate for the fiscal year ended December 31, 2003 and to the income tax services for an individual and an estate and consultation on a proposed acquisition for the fiscal year ended December 31, 2002.

         All Other Fees. The aggregate fees for services not included above were $9,249 and $10,937, respectively, for the fiscal years ended December 31, 2003 and 2002. The fees relate to accounting training for the fiscal year ended December 31, 2003 and to consultation regarding matters including disclosure controls and internal controls and accounting training for the fiscal year ended December 31, 2002.


APPROVAL OF AMENDMENT TO THE 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         Subject to shareholder approval, the Board of Directors adopted an amendment to the 1998 Non-Employee Director Stock Option Plan ("1998 Plan") on February 26, 2004. The proposed amendment will increase the number of shares of A&B common stock reserved for issuance under the 1998 Plan by an additional 350,000 shares and increase the number of options granted annually to each non-employee director from 3,000 to 8,000 options.

         A description of the 1998 Plan, incorporating the proposed amendment, is set forth in Appendix B to this Proxy Statement. The description is intended to be a summary of the material provisions of the 1998 Plan, and does not purport to be complete. A copy of the 1998 Plan, as amended, will be furnished to any shareholder upon request.

         The Board of Directors believes it is necessary for A&B to continue to provide equity incentives in order to attract and retain the services of qualified outside directors. The proposed amendment will allow A&B to continue to provide these equity incentives.

         Accordingly, the Board of Directors recommends that shareholders vote FOR approval of the proposed amendment to the 1998 Non-Employee Director Stock Option Plan. The affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, is required for approval.


OTHER BUSINESS

         The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 2005

         Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2005 must be received at the headquarters of A&B on or before November 8, 2004 in order to be considered for inclusion in the year 2005 proxy statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 22, 2005. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 22, 2005 and not earlier than December 23, 2004.

                            By Order of the Board of Directors


                            /s/ Alyson J. Nakamura
                            ALYSON J. NAKAMURA
                            Secretary

March 8, 2004

                                                                      APPENDIX A
                                                                      ----------

                         CHARTER OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                            ALEXANDER & BALDWIN, INC.
                   AS AMENDED BY THE BOARD ON JANUARY 22, 2004

-------------------------------------------------------------------------------

I.       PURPOSE OF THE COMMITTEE

         The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Alexander & Baldwin, Inc. (the "Corporation") is to oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of the financial statements of the Corporation.

         While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit, or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

II.      COMPOSITION OF THE COMMITTEE

         The Committee shall consist of three or more directors, as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market, Inc. ("Nasdaq"), and any additional requirements that the Board deems appropriate. Any vacancy on the Committee shall be filled by majority vote of the directors then in office. No member of the Committee shall be removed except by majority vote of the Board.

         The Board shall designate one member of the Committee as its Chairperson. Each member of the Committee must be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement and cash flow statement. In addition, at least one member must meet the financial sophistication requirements of Nasdaq.

III.     MEETINGS OF THE COMMITTEE

         The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. To encourage open communications, the Committee shall meet on a periodic basis with (i) management, (ii) the head of the internal auditing department, and (iii) the Corporation's independent accountants in separate executive sessions. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

         The presence in person, by telephone or by videoconference of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities.

IV.      DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

         In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, in compliance with applicable law and the rules and regulations promulgated by the Securities and Exchange Commission ("SEC"), Nasdaq, or any other applicable regulatory authority:

Selection, Evaluation, and Oversight of the Auditors
----------------------------------------------------

         (a) Be directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation's independent auditors and any other public accounting firm performing audit, review or attest services for the Corporation, with such independent auditors and other public accounting firm required to report directly to the Committee;

         (b) Review and, in its sole discretion, approve in advance the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation's management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or as otherwise provided for in the Audit Committee Independent Auditor Pre-Approval Policy;

         (c) Review the performance of the Corporation's independent auditors and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

         (d) Evaluate the independence of the Corporation's independent auditors by, among other things:

                 (i) obtaining and reviewing from the Corporation's independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard 1;

                (ii) actively engaging in a dialogue with the Corporation's independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors; and

               (iii) taking, or recommending that the Board take, appropriate action to oversee the independence of the Corporation's independent auditors;

Oversight of Annual Audit and Quarterly Reviews
-----------------------------------------------

         (e) Review and discuss with the independent auditors, their annual audit plan, including the timing and scope of audit activities and monitor such plan's progress and results during the year;

         (f) Review with management, the Corporation's independent auditors and the head of the internal auditing department, information that is required to be reported by the independent auditors regarding critical accounting policies and practices, alternative treatments of financial information and their ramifications, and all other material written communications between the independent auditors and management;

         (g) Resolve all disagreements between the Corporation's independent auditors and management regarding financial reporting;

Oversight of Financial Reporting Process and Internal Controls
--------------------------------------------------------------

         (h)      Review

                 (i) the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures on a regular basis; and

                (ii) the yearly report prepared by management, and attested to by the Corporation's independent auditors, assessing the effectiveness of the Corporation's internal control over financial reporting and stating management's responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Corporation's annual report;

         (i) Review with the chief executive officer and chief financial officer and independent auditors, periodically, the adequacy and effectiveness of the Corporation's administrative, disclosure, accounting, and internal control policies and procedures, including the independent auditor's judgment as to the quality of the Corporation's accounting principles and the performance of the Corporation's internal audit function, and all other matters in connection with the certifications of the chief executive officer and chief financial officer to be included in the Corporation's reports on Form 10-K and Form 10-Q;

         (j) Review and discuss with the independent auditors the results of the year-end audit of the Corporation, including any comments or recommendations of the Corporation's independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Corporation's financial statements should be included in the Annual Report on Form 10-K;

Miscellaneous
-------------

         (k) Establish and implement policies and procedures for the Committee's review and approval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K);

         (l) Meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Corporation and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Corporation or any of its directors, officers, employees, or agents or breaches of fiduciary duty to the Corporation;

         (m) Prepare the Audit Committee report to be included in the Corporation's annual proxy statement;

         (n) Review the Corporation's program to monitor compliance with the Corporation's Code of Conduct, review the reports that will be submitted by the Corporation's Compliance Committee no less than semi-annually and meet periodically with a member or members of the Corporation's Compliance Committee to discuss compliance with the Code of Conduct;

         (o) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

         (p) Secure independent expert advice as appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation;

         (q) Conduct or authorize investigations into any matters within its scope of responsibilities, including retaining outside advisors to assist the Committee in the conduct of any investigation, the cost of such investigations to be borne by the Corporation;

         (r) Evaluate the Committee's performance under this Charter on an annual basis, including an annual review and assessment of the adequacy of this Charter; and

         (s) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

                                                                      APPENDIX B
                                                                      ----------

                  DESCRIPTION OF THE ALEXANDER & BALDWIN, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN



         The following is a summary of the principal provisions of the Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan (the "Plan"), as modified by the amendment which the shareholders are being asked to approve at the 2004 Annual Meeting of Shareholders.

         Purpose. The Plan was adopted by the Board of Directors of A&B (the "Board") on January 22, 1998 and approved by the shareholders at the 1998 Annual Meeting of Shareholders. The purpose of the Plan is to make service on the Board more attractive to present and prospective outside directors, since the continued services of qualified non-employee, or outside, directors are considered essential to the management, growth and sustained financial success of A&B.

         Eligibility. Each non-employee member of the Board will be eligible to receive automatic option grants pursuant to the provisions of the Plan. There currently are eight non-employee directors on the Board.

         Stock Subject to the Plan. The stock issuable under the Plan will be shares of A&B's authorized but unissued common stock or shares of common stock reacquired by A&B and held as Treasury shares ("Common Stock"). The aggregate number of shares issuable under the Plan will not exceed 480,000 shares, which includes the proposed 350,000 share increase, subject to the adjustments described below.

         If any option granted under the Plan expires or terminates for any reason prior to exercise, then the number of shares subject to the portion of the option not so exercised will be available for future option grants under the Plan. Should the exercise price of an option granted under the Plan be paid with shares of Common Stock, or should shares of Common Stock otherwise issuable under the Plan be withheld by A&B in satisfaction of any applicable withholding taxes incurred in connection with the exercise of an option under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the net number of shares of Common Stock issued to the holder of such option, and not by the gross number of shares for which the option is exercised.

         Should the total number of shares at any time available for grant under the Plan not be sufficient for the automatic grants to be made at that particular time to the directors, then the available shares will be allocated proportionately among all the automatic grants to be made at that time.

         In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares or other change affecting the outstanding Common Stock as a class without A&B's receipt of consideration, then appropriate adjustments will be made to the aggregate number and/or class of shares issuable under the Plan, and to the number and/or class of shares for which options subsequently are to be granted to each non-employee Board member in accordance with the terms of the Plan. The number of shares and the exercise price per share of the Common Stock subject to outstanding options also will be adjusted in order to prevent the dilution or enlargement of benefits thereunder.

         If A&B is the surviving entity in any merger or other business combination which does not result in the termination of outstanding options pursuant to the provisions of the Plan, then each such continuing option will be adjusted appropriately to apply and pertain, after such merger or business combination, to the number of securities which would be issuable, upon consummation of such merger or business combination, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such merger or other business combination. Appropriate adjustments also will be made to (i) the option price payable per share, provided the aggregate option price will remain the same, and (ii) the number and class of securities for which automatic grants may be made under the Plan in the future.

         Valuation. The fair market value per share of Common Stock on any relevant date will be the mean between the highest and lowest selling prices per share of Common Stock on such date, as quoted on the Nasdaq National Market (or any successor system). Should the Common Stock become traded on a national securities exchange, then the fair market value per share will be the mean between the highest and lowest selling prices on such exchange on the date in question, as such price is quoted on the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on the Nasdaq National Market (or national securities exchange) on the date in question, then the fair market value will be the mean between the highest and lowest selling prices on the Nasdaq National Market (or such securities exchange) on the last preceding date for which such quotation exists. On February 19, 2004, the fair market value of the Common Stock determined on such basis was $34.20 per share.

         Automatic Grants. At each Annual Meeting of Shareholders, each individual who is at the time elected as a non-employee Board member automatically will be granted a non-statutory stock option to purchase 8,000 shares of Common Stock (which includes the proposed increase from 3,000 options). The option price per share will be 100 percent of the fair market value per share of Common Stock on the grant date. Shareholder approval of the amendment to the Plan also shall constitute pre-approval of each option granted pursuant to the provisions of the Plan, and of the subsequent exercise of that option in accordance with those provisions.

         Upon exercise of the option, the option price for purchased shares will be payable immediately in cash or cash equivalents, shares of Common Stock valued at fair market value on the date of exercise, or any combination of the foregoing.

         Term and Exercisability of Options. Each option will become exercisable in three successive equal annual installments upon the optionee's completion of each year of Board service over the three-year period measured from the grant date; provided, however, that, as described below in "Termination of Service,"
(i) options held by the optionee at the time of his/her death, but not otherwise fully exercisable, automatically shall accelerate and become exercisable for all of the option shares, and (ii) options held by the optionee at the time of his/her termination of Board service by reason of disability, retirement at or after age 72, or termination with five or more years of Board service, shall continue to become exercisable for any remaining installments for up to a 36-month period following the date of such termination. The option thereafter will remain exercisable until the expiration or sooner termination of the option term. Each granted option will have a maximum term of 10 years, measured from the automatic grant date.

         Change in Control. In the event of a Change in Control of A&B, the exercisability of each option outstanding under the Plan will accelerate automatically so that each such option will become exercisable, immediately prior to the specified effective date for such transaction, for the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares.

         For purposes of the Plan, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not A&B in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if:

                   (i) any "person" (defined as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of A&B representing 35% or more of the combined voting power of A&B's then outstanding securities;

                  (ii) at least a majority of the Board ceases to consist of (a) individuals who have served continuously on the Board since January 1, 2000 and (b) new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of A&B) whose election, or nomination for election by A&B's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since January 1, 2000 or whose election or nomination was previously so approved;

                 (iii) there is consummated a merger or consolidation of A&B or any direct or indirect subsidiary of A&B with any other entity, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of A&B, the entity surviving such merger or consolidation or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of A&B (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of A&B (not including in the securities beneficially owned by such person any securities acquired directly from A&B or its affiliates) representing 35% or more of the combined voting power of A&B's then outstanding securities; or

                  (iv) the shareholders of A&B approve a plan of complete liquidation or dissolution of A&B or there is consummated an agreement for the sale or disposition by A&B of all or substantially all of A&B's assets, other than a sale or disposition by A&B of all or substantially all of A&B's assets to an entity at least a majority of the board of directors of which or of any parent thereof is comprised of individuals who comprised the Board immediately prior to such sale or disposition.

Notwithstanding the foregoing, a Change in Control of A&B shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of A&B immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of A&B immediately following such transaction or series of transactions.

         Transferability. Options will not be assignable or transferable other than by will or the laws of inheritance, and during the optionee's lifetime, the option may be exercised only by the optionee.

         Shareholder Rights. An option holder will have none of the rights of a shareholder with respect to any shares covered by the grant until such individual has exercised the option, paid the option price and been issued a stock certificate for the purchased shares.

         Termination of Service. Should an optionee cease to be a member of the Board for any reason (other than death, disability, retirement at or after age 72, or termination with five or more years of Board service) while the holder of one or more automatic grants under the Plan, then each such grant will remain exercisable, for the number of shares for which the grant is exercisable at the time of such cessation of Board service, for a six-month period following the date of such cessation of Board membership.

         Should any optionee cease Board service by reason of death, then any outstanding grants held by him/her at that time automatically shall accelerate and become immediately exercisable for all of the shares at the time subject to that option, and may be exercised by the personal representative of the optionee's estate, or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of inheritance. However, such exercise must occur prior to the earlier of (i) the tenth anniversary of the grant date of the option or (ii) the expiration of 12 months following the optionee's death. Upon the occurrence of the earlier event, the option will terminate and cease to be exercisable.

         Should an optionee cease to be a Board member by reason of disability, retirement at or after age 72, or termination with five or more years of Board service, then each automatic grant at the time held by such optionee will remain exercisable, and will continue to become exercisable, for any remaining installments during the 36 months following the date of cessation of Board membership.

         In no event will any option remain exercisable after the specified expiration of the 10-year option term.

         No Impairment of A&B's Rights. Nothing in this Plan or any grant made pursuant to the Plan will be construed or interpreted so as to affect adversely or otherwise impair A&B's right to remove any optionee from service on the Board at any time in accordance with the provisions of applicable law.

         Term of Plan. The Plan will terminate upon the earliest to occur of (i) the close of business on January 21, 2008, (ii) the date on which all shares available for issuance under the Plan and any amendments have been issued pursuant to the exercise of the options, or (iii) the date on which all outstanding options are terminated or cashed out in connection with the change in control provisions of the Plan. If the date of termination is determined under clause (i) above, then any option grants outstanding on such date will not be affected by the termination of the Plan and will continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

         Federal Tax Consequences. All options granted under the Plan will be non-statutory options which are not intended to satisfy the requirements of
Section 422 of the Internal Revenue Code. The Federal income tax treatment of such options may be summarized as follows:

         No taxable income is recognized by an optionee upon the grant of a non-statutory option. In general, the optionee will recognize ordinary income, in the year in which the option is exercised for vested shares of Common Stock, equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price paid for those shares.

         A&B will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will be allowed for the taxable year of A&B in which the ordinary income is recognized by the optionee.

         New Plan Benefits. As of February 19, 2004, non-employee directors had been granted options as to 120,000 shares of Common Stock under the Plan, with 111,000 of such options outstanding and 9,000 of such options having been exercised. There remains available for issuance under the Plan 363,000 shares of Common Stock (including the 350,000-share increase to the Plan that the shareholders are being asked to approve).

         Accounting Treatment. As of January 31, 2004, the grant of options with an exercise price equal to 100% of the fair market value of the option shares on the grant date will not result in any direct charge to A&B's earnings. However, the fair value of those options is required to be disclosed in the notes to A&B's financial statements, and A&B also must disclose the pro-forma impact those options would have upon A&B's reported earnings if the value of those options at the time of grant were treated as a compensation expense. The number of outstanding options also is a factor in determining A&B's earnings per share on a diluted basis.

          Securities authorized for issuance under equity compensation plans as of December 31, 2003, included:


                                                                                             Number of securities
                                                                                            remaining available for
                                Number of securities to be    Weighted-average exercise      future issuance under
        Plan Category            issued upon exercise of        price of outstanding       equity compensation plans
                                   outstanding options,         options, warrants and        (excluding securities
                                   warrants and rights                 rights              reflected in column (a))
----------------------------------------------------------------------------------------------------------------------
                                         (a)                            (b)                          (c)
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans               2,476,000                       $24.57                     1,598,494
approved by security holders
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans
not approved by security
holders                                    --                            --                          271,719*
----------------------------------------------------------------------------------------------------------------------
Total                                   2,476,000                       $24.57                     1,870,213
----------------------------------------------------------------------------------------------------------------------


      * A&B has two compensation plans under which its stock is authorized for issuance that were adopted without the approval of its security holders. (1) Under A&B's Non-Employee Director Stock Retainer Plan, each outside Director is issued a stock retainer of 300 A&B shares after each year of service on A&B's Board of Directors. Those 300 shares vest immediately and are free and clear of any restrictions. These shares are issued in January of the year following the year of the Director's service to A&B. (2) Under A&B's Restricted Stock Bonus Plan, the Compensation Committee identifies the executive officers and other key employees who participate in one- and three-year performance improvement incentive plans and formulates performance goals to be achieved for the plan cycles. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Participants may elect to receive awards entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. If a participant elects to receive a portion of the award in stock, an additional 50 percent stock bonus may be awarded. In general, shares issued under the Restricted Stock Bonus Plan may not be traded for three years following the award date; special vesting provisions apply for the death, termination or retirement of a participant.

         Of the 271,719 shares that were available for future issuance, 7,950 shares were available for future issuance under the Non-Employee Director Stock Retainer Plan and 263,769 shares were available for issuance under the Restricted Stock Bonus Plan.

PROXY CARD

                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 2004
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



                  The undersigned hereby appoints A. Doane,
               W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 22, 2004, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)

______________________________________________________________________________
                                FOLD AND DETACH HERE



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 BELOW.
                                         ---
                                                     Please mark your         X
                                                     votes as indicated
                                                     in this example


1. ELECTION OF DIRECTORS (Check one box only):  01 M. J. Chun, 02 A. Doane, 03
                                                W. A. Dods, Jr., 04 C. G. King,
                                                05 C. H. Lau, 06 C. R.
                                                McKissick, 07 M. G. Shaw,
                                                08 C. M. Stockholm,
                                                09 J. N. Watanabe.

   FOR all nominees        __                   (To withhold authority to vote
   listed to the right:   |__|                  for any individual nominee,
                                                check the "FOR all nominees"
   WITHOUT AUTHORITY                            box to the left and write the
   to vote for all nominees listed to           name of the nominee for whom
   the right:              __                   you wish to withhold authority
                          |__|                  in the space provided below.)

   ____________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the auditors of the Corporation:

      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


3. PROPOSAL TO AMEND THE 1998 NON-EMPLOYEE DIRECTOR STOCK
   OPTION PLAN

      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


4. In their discretion on such other matters as properly may come before the meeting or any adjournments or postponements thereof.



THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


PLEASE SIGN EXACTLY AS NAME(S) APPEARS ABOVE

Signature____________________ Signature__________________ Date_________________


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL SHOULD SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.


______________________________________________________________________________
                            FOLD AND DETACH HERE



                        Vote by Internet or Telephone or Mail
                            24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/alex

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.


                 If you vote your proxy by Internet or by telephone,
                    you do NOT need to mail back your proxy card.